UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 23, 2019 (September 20, 2019)

STEWART INFORMATION SERVICES CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

delaware	001-02658	74-1677330
(STATE OR OTHER JURISDICTION)	(COMMISSION FILE NO.)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1360 Post Oak Blvd., Suite 100, Houston, Texas 77056

(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (713) 625-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	STC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2019, Stewart Information Services Corporation (“Stewart”) entered into an employment agreement with Frederick H. Eppinger in his capacity as Stewart’s Chief Executive Officer (the “Employment Agreement”). Tom Apel will remain as Chairman of the Board of Directors. The material terms of the Employment Agreement are summarized below:

Term:

The initial term of the Employment Agreement expires on December 31, 2022. The Employment Agreement extends automatically on a year-to-year basis thereafter, unless terminated by either of the parties upon 90 days’ notice prior to the end of the then-current term.

Compensation and Benefits:

Pursuant to the terms of the Employment Agreement, Mr. Eppinger will receive an annual base salary of $850,000, plus customary vacation, medical, dental and life insurance benefits and reimbursement of certain qualified business expenses by Stewart.

Mr. Eppinger is eligible to receive an annual short term incentive cash payment pursuant to an incentive plan. Under such incentive plan, Mr. Eppinger’s target payout for 2019 is 125% of base salary, or $1,062,500. The maximum annual payment is 225% of the target payout.

Mr. Eppinger is also entitled to participate in Stewart’s Long Term Incentive Plan. For 2020, the target payout under such plan for Mr. Eppinger will be 225% of his base salary. In connection with the execution of his employment agreement, Mr. Eppinger was also granted a sign-on long term incentive award of $500,000 in the form of restricted stock units, which will vest after three years.

Payments Upon Qualifying Termination:

Pursuant to the terms of the Employment Agreement, Mr. Eppinger is entitled to receive certain benefits upon the termination of his employment under certain circumstances. In the event of termination of Mr. Eppinger’s employment for any reason, he will be entitled to: (a) accrued but unpaid salary, vested equity awards and accrued but unused vacation time; (b) any benefits that are payable as of the termination date as a result of participation in any of Stewart’s benefit plans; and (c) reimbursement of certain qualified business expenses by Stewart.

In the event of (i) Stewart’s termination of Mr. Eppinger’s employment without cause or (ii) Mr. Eppinger’s resignation for good reason, he will also be entitled to: (a) an amount equal to two times his annual base salary (payable over the 24-month period following his termination of employment); (b) an additional payment equal to the amount Mr. Eppinger will retain, net after taxes paid by Mr. Eppinger, of the aggregate dollar value of Stewart’s subsidy of the cost of Mr. Eppinger’s coverage under Stewart’s group health plan for a period of eighteen months (payable over the 24-month period following his termination of employment); and (c) pro-rated vesting of his sign-on equity award, with any future equity awards treated in accordance with their terms. In addition, if such termination occurs within the 24-month period following a change in control of Stewart, Mr. Eppinger will also be entitled to receive a lump sum amount equal to two times his target annual bonus and under the terms of his sign-on equity award grant, such award will vest in full. The treatment of any future equity awards in connection with a change in control will be determined in accordance with the terms of such awards.

In the event of a “Mutual Separation”, which requires that Mr. Eppinger has identified, and the Board has approved, his successor and that the performance criteria for the 2020 long term incentive plan have been achieved at the “target” level or better, Mr. Eppinger’s unvested equity awards will continue to vest as provided for under the applicable incentive plan awards as if he had remained employed by Stewart.

To receive the severance and benefits provided in the event of a qualifying termination, Mr. Eppinger must execute a release of claims.

As a condition of Mr. Eppinger’s employment, he will also execute a Confidentiality, Non-Solicit, and Non-Compete Agreement, which contains non-solicitation and non-competition covenants by Mr. Eppinger for a twelve-month period following termination of his employment for any reason.

The foregoing descriptions of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and Exhibit 10.2 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement entered as of September 20, 2019, by and between Stewart Information Services Corporation and Frederick H. Eppinger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ David C. Hisey
David C. Hisey, Chief Financial Officer, Secretary, Treasurer

Date: September 23, 2019